Exhibit 10.8

LICENSE AGREEMENT

between

Nordmark Arzneimittel GmbH & Co. KG

Pinnauallee 4

25436 Uetersen

Germany

— hereinafter referred to as Licensor —

and

Eurand S.p.A.

Via Martin Luther King, 13

20060 Pessano con Bornago - Milano

Italy

— hereinafter referred to as Licensee —

(both parties referred to as the Parties,

the License Agreement referred to as the Agreement)

Relating to Pancreatin (API) Documentation

PREAMBLE

1.	Whereas, Licensor manufactures active pharmaceutical ingredients (hereinafter collectively referred to as API) and medicinal products and possesses the necessary manufacturing authorization issued by the competent German authorities.

2.	Whereas, Licensor is specialized and has accumulated comprehensive experience and know-how in the manufacture of the API pancreatin, - hereinafter referred to as Pancreatin (Pancreatin produced by Licensor will hereinafter be referred to as N-Pancreatin).

3.	Whereas, Licensee manufactures medicinal products and sells them to third parties, and possesses, among other things, certain manufacturing authorizations issued by the competent Italian authorities.

4.	Whereas, Licensee manufactures medicinal products containing Pancreatin and sells them to third parties worldwide. For the manufacture of those medicinal products, Licensee uses Pancreatin produced by third parties and/or N-Pancreatin. Medicinal products manufactured by Licensee using N-Pancreatin will hereinafter be referred to as Drug Product.

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5.	Whereas, Licensee plans to apply either directly or indirectly for a marketing authorization for the Drug Product in the USA, Europe and other markets and - upon registration - to distribute directly or indirectly the Drug Product in the USA, Europe and any other markets.

6.	Whereas, the Parties as of July 13th/21st, 2003, have concluded a contract, - hereinafter referred to as Contract, which is an agreement for the nonexclusive supply by Licensor to Licensee of N-Pancreatin.

7.	Whereas, the Parties as of January 3rd, 2006, have concluded a cooperation agreement, - hereinafter referred to as Cooperation Agreement, under which Licensor had an obligation to supply documentation to regulatory authorities. For a variety of reasons, the Parties elected to enter into this Agreement without prejudice to Licensee’s rights under the Cooperation Agreement.

8.	Whereas, the Parties as of January 3rd, 2006, have concluded a supply contract, - hereinafter referred to as Supply Contract, which is an agreement for the non-exclusive supply by Licensor to Licensee of N-Pancreatin that shall come into force from the date of the marketing authorization approval, - hereinafter referred to as the Effective Date, of the Drug Product in the USA. On the Effective Date the Supply Contract will replace the Contract.

9.	Whereas, Licensee is the marketing authorization holder for Drug Products marketed in Germany as described in Annex I recital 1, - hereinafter referred to as the German Products.

10.	Whereas, as a consequence of the re-registration process in Germany (“Nachzulassung”) deficiency letters have been issued by the competent German authority BfArM to Licensee concerning the German Products that contain questions that Licensee has to answer; and to answer these questions Licensee has requested the assistance of Licensor.

11.	Whereas, Licensee has applied and/or will apply directly or indirectly for further marketing authorizations for Drug Product, - hereinafter referred to as Further Drug Products; in the countries in the European Union and other countries in which the Documentation may be useful, - hereinafter referred to as Territories.

12.	Whereas, Licensee plans to conduct clinical trials using investigational medicinal products containing N-Pancreatin, hereinafter referred to as Clinical Trials, as described in Annex I, recital 3.

13.

Whereas, Licensor has carried out extensive work on the characterization of N-Pancreatin and virus validation as well as on the description and validation of the manufacturing process. This know-how has been documented in accordance with the applicable guidelines on the testing of medicinal products (hereinafter called Arzneimittelprufrichtlinien) and complies with the Common Technical Document Format (CTD-Format) (Annex I of directive 2001/83/EC of the European Parliament and of the Council on the Community Code relating to medicinal products for human use, as

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amended), in Module 2 and Module 3 (parts 3.1, 3.2.S and 3.2.A related to N-Pancreatin). Such documentation is specifically identified in Annex II - hereinafter referred to as the Documentation and may contain Confidential Information and Licensor has not yet revealed such Confidential Information to the Licensee.

14.	Whereas, according to EMEA Monthly Report July 12th, 2006, EMEA 2226291/2006, page 22, Pancreatin should be considered as a biosimilar. Therefore the delimitation between an open part and a closed part of the Drug Master File, - hereinafter referred to as DMF, and of the Active Substance Master Files, - hereinafter referred to as ASMF - does not apply any longer in the European Community (EC) and both the DMF and the ASMF have to be revealed to Licensee. Consequently, the protection of Licensor’s confidential information related to N-Pancreatin which was formerly laid down in the closed part of the Documentation in the EC is not possible any more.

15.	Whereas, Licensee wishes to obtain certain Documentation to answer to the BfArM all related questions in the re-registration procedure for the German Products, to support marketing authorizations; to answer all questions in the deficiency letters for the Further Drug Products and to assemble the required documentation related to N-Pancreatin for the approval by the local competent authorities to conduct Clinical Trials.

16.	Whereas, Licensor is prepared to place under the conditions laid down in this Agreement at Licensee’s disposal the Documentation to support the aforementioned purposes.

Now, therefore, the Parties agree as follows:

Art. 1

Subject of Agreement

1.1	Licensor will prepare and place the Documentation at Licensee’s disposal for the sole purpose of obtaining, supporting, or maintaining marketing authorization for the Drug Product. Licensor is obliged to provide the final version of the Documentation to Licensee by 12 May 2008, but will use its best effort to enable Licensee to answer to the BfArM all related question in the re-registration procedure for the German Products, to support marketing authorizations; to answer all questions in the deficiency letters for the Further Drug Products and to assemble the required documentation related to N-Pancreatin for the approval by local competent authorities to conduct Clinical Trials immediately after execution of this Agreement. Subject to the terms and conditions of Section 2.10, Licensor will provide additional documentation required by regulatory authorities in any country in the European Union and any country in Europe (as geographic area) to the extent such country will accept comparable documentation as may be required by regulatory authorities in the European Union, and will use commercially reasonable efforts to provide additional documentation requested by regulatory authorities in other jurisdictions.

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-Art. 2

Grant of License

2.1	Licensor grants Licensee a non-exclusive license to use the Documentation for the application and the maintenance of marketing authorizations for the Drug Product, and further to use the Documentation to assemble the required documentation related to N-Pancreatin for the approval to conduct Clinical Trials using investigational medicinal products containing N-Pancreatin as legally necessary and as required by the local competent authorities.

2.2	Should Licensee wish to grant any sublicenses to use the Documentation to a third party, - hereinafter referred to as Sublicensee - in order to apply for or maintain a marketing authorization for the Drug Product or in order to conduct Clinical Trials, it shall (1) provide the third party’s name and the intended Territory to Licensor in writing, and (2) Licensor shall provide written consent to such sublicense within ten (10) working days, except in the event that such third party is (a) a manufacturer and/or supplier of Pancreatin or (b) an affiliate of a manufacturer and/or supplier of Pancreatin. Explicitly, a sublicense for the use of the Documentation will not be granted to the company [*], - hereinafter referred to as [*] - or an affiliate of [*] All of this provided, however, that Licensee ensures in writing that such Sublicensee shall comply with the same confidentiality obligations as imposed on Licensee pursuant to this Agreement and will not have the rights to further sublicense the Documentation. The names of the Sublicensees and sublicensee candidates shall be deemed Licensee’s Confidential Information and shall only be used by Licensor for the sole purpose of determining whether the sublicensee meets the requisite criteria. Notwithstanding the foregoing provision of this Section, Licensee may grant a sublicense to the customers named in Annex I hereto.

2.3	Should Licensee or an approved Sublicensee intend to use the Documentation for Drug Products or Territories other than as mentioned in Annex I, Licensee shall inform Licensor by providing Licensor with an updated version of Annex I, recital 1 and 2, in which marketing authorization applicant/holder and Territories are added, at least one month prior to the planned use of the Documentation.

2.4	Should Licensee or an approved Sublicensee intend to use the Documentation for Clinical Trials other than as mentioned in Annex I, Licensee shall inform Licensor by providing Licensor with an updated version of Annex I, recital 3, in which the clinical research organization, hereinafter referred to as CRO - and Territories are added, at least one month prior to the planned use of the Documentation.

2.5	If the Documentation can be filed as a part of the confidential or closed part of a DMF, Licensor shall file such DMF as manufacturer of N-Pancreatin pursuant to the terms and conditions of the Cooperation Agreement.

2.6	Licensee shall not use the Documentation to support applications for medicinal products containing Pancreatin other than the Drug Product (in particular or medicinal products containing Pancreatin not manufactured by Licensor) nor make it wholly or partly accessible to third parties, except as permitted herein. For purposes of clarity and notwithstanding the foregoing, the Parties acknowledge and agree that Licensee may have, subject to applicable laws, other suppliers of Pancreatin and the Documentation may be part of a regulatory dossier held by Licensee or Sublicensee that supports Pancreatin containing drug products other than the Drug Product, provided however that Section 1.4 of the Cooperation Agreement is unaffected. For purposes of clarity and notwithstanding the foregoing, Licensee acknowledges to buy at least 50 % of its requirements of Pancreatin (in accordance with the relevant terms and conditions in the Cooperation Agreement) for such a Pancreatin containing drug products from Licensor.

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2.7	Affiliates of the Licensee are not considered third parties for the purposes of this Agreement. For the purposes of this Agreement: (a) one company is affiliated with another company if one of them is the subsidiary of the other or both are subsidiaries of the same company or each of them is controlled by the same person; and if two companies are affiliated with the same company at the same time, they are deemed to be affiliated with each other; (b) a company is a subsidiary of another company if (i) it is controlled by that other company; or if it is controlled by that other company and one or more company each of which is controlled by that other company; or if it is controlled by two or more companies each of which is controlled by that other company; or (ii) it is a subsidiary of a company that is a subsidiary of that other company. “Control” means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise howsoever.

2.8	Licensor has drawn up the Documentation to the best of its knowledge taking into account the current state of the art. Except to the extent resulting from gross negligence or willful misconduct, Licensor shall not be responsible for any damages that Licensee may suffer as a result of any defects of the Documentation, but shall be responsible to promptly correct such Documentation if and when such a defect is discovered and brought to its attention. Provided that such Documentation is found to be satisfactory by the competent authorities then the Licensee’s payment obligations described under Article 3 shall remain unaffected, except the costs involved for the elimination of defects are economically unacceptable to Licensor, in which case the Licensor will reimburse the Licensee in accordance with the proportional economic impact of the failure to provide such Documentation in such countries, e.g., the potential turnover of the failed registration will be compared to the total turnover generated by the countries where the registration will be obtained; the incidence as percent will be calculated and applied as proportional fee reimbursement.

2.9	Licensor shall not introduce any change having a regulatory impact to the Documentation, and in the event a change is required and subject to Article 3, before implementing such a change Licensor will (1) carefully evaluate the regulatory implications of the change considering the requirements of each country, (2) generate the supporting documentation in the appropriate format, including the update of the Documentation, (3) notify Licensee who will proceed, directly or through Sublicensee, to obtain the regulatory approval, and (4) implement the change only upon receiving feedback of the obtained approvals. In the event that such change is required by any competent authority, then Licensor will (1) promptly notify Licensee; (2) work with Licensee to carefully evaluate the regulatory implications of the change considering the requirements of each country, and (3) implement that change in a manner that harmonizes with the requirements of other countries in the Territory. In the event that any information, data or results pertaining to N-Pancreatin are generated or emerge from third parties and the Documentation should change or otherwise require updating, Licensor will promptly so advise Licensee and update the Documentation and make it available to Licensee within the established regulatory deadline and in full cooperation with Licensee.

2.10	In the event that a competent authority requires additional documentation (other than that set forth in Annex II), the Parties shall promptly meet and discuss the feasibility of developing such additional documentation. In the event that such documentation is (1) required by regulatory authorities in any country in the European Union and any country in Europe (as geographic area) to the extent such country will accept comparable documentation as may be required by regulatory authorities in the European Union or (2) in the event that it is required by a regulatory authority outside of those countries and generating such documentation is commercially feasible; then the Parties will develop a plan to effectuate the development of such documentation. Licensor shall make available qualified and knowledgeable personnel to implement the plan, provided that Licensor will only make its personnel available for up to one hundred (100) hours per year without additional charge, and for further activities at an hourly rate of 156,25 €.

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Art. 3

Costs and Payment Conditions

3.1	In consideration for the grant of license to use the Documentation for the application and the maintenance of marketing authorizations for the Drug Product, and to use the Documentation to assemble the required documentation related to N-Pancreatin for the approval to conduct Clinical Trials using investigational medicinal product containing N-Pancreatin as legally necessary and as required by the local competent authorities as defined in Art. 2, Licensee shall pay a license fee of € [*] (plus VAT), fifty percent (50%) of which it shall pay within 30 days following receipt for the Documentation by Licensee and the remaining fifty percent (50%) shall be paid within 30 days from the date the re-registration of the German marketing authorization (n° 6012523.00.00, ref. to Annex 1) has been granted, provided however, in the event that the marketing authorization is withdrawn based on the failure of the Documentation, Licensor will repay the amounts in accordance with Section 2.8.

3.2	Licensor’s costs caused to supplement the Documentation shall be determined in accordance with Section 2.10 and 3.3

3.3	In the event that Licensee (directly or indirectly) requests documentation that Licensor has or is developing to support, obtain or maintain marketing authorization for Drug Product or related to N-Pancreatin for the approval to conduct Clinical Trials using investigational medicinal product containing N-Pancreatin for third party customers, Licensor will proportionally divide the cost for developing such documentation between the third party customers and Licensee.

Art. 4

Claim for Damages

4.1	In case Licensee shall not comply with the obligations according to Section 2.2 or 2.3, Licensee shall indemnify Licensor for the damage resulting therefrom.

Art. 5

Confidentiality

5.1	Licensee shall keep the Documentation and the content of this Agreement strictly confidential, and take all the necessary measures to protect this information against disclosure to third parties, except as permitted herein.

5.2	Licensor shall keep the information set forth in Annex I (and related documentation) and the content of this Agreement confidential, and take all the necessary measures to protect this information against disclosure to third parties, except as permitted herein.

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5.3	The Parties shall make this information accessible only to those persons who are directly entrusted with the performance of this Agreement. The Parties shall oblige these persons accordingly to maintain confidentiality.

5.4	The restriction of use and confidentiality obligation shall not apply to such information that can be reasonably documented to show that it:

(a)	has been known by or available to the receiving party or the public when signing this Agreement,

(b)	is published or otherwise becomes part of the public domain through no fault of the receiving party

(c)	was in the possession of the receiving party at the time of the disclosure and was not acquired directly or indirectly from the disclosing party,

(d)	was disclosed to the receiving party by a third party who has the right to disclose it; or

(e)	must be disclosed to the competent authorities because of legal requirements.

The restriction of use and confidentiality obligation survives the term of this Agreement.

Art. 6

Term and Termination

6.1	This Agreement shall be deemed effective after signature by both Parties and remains in force for the term of the Contract and any renewal or extension thereof. It shall also remain in force for the duration of the Supply Contract or any new agreement concerning N-Pancreatin entered into between the Parties in order to amend, restate or replace the Contract.

6.2	Licensor shall have the right to terminate this Agreement upon a 30 days written notice to the Licensee if the latter delay in payment pursuant to Art. 3 exceeds 6 months and such payment is not made within such 30 days after written notice of the same.

6.3	If the Contract is not renewed, extended or replaced by the Supply Contract or any new agreement between the Parties concerning N-Pancreatin, this Agreement shall terminate.

6.4	Upon termination of this Agreement pursuant to Section 6.1, 6.2 or 6.3, Licensee shall as soon as reasonably practicable cease using the Documentation; provided any sublicense agreements entered into pursuant to Article 2 would be, at Sublicencee’s discretion, transitioned to a license directly between the Sublicensee and the Licensor for the Documentation.

6.5	Within four weeks after termination of this Agreement pursuant to Section 6.2 or 6.3, Licensee shall return to Licensor the Documentation and destroy or irretrievably delete

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all copies of the Documentation (including electronic copies) that it may have in its possession. Provided however, it may maintain one copy for legal archival purposes and any copies provided to Sublicenses and filed to the authorities. The Licensee shall inform Licensor in writing that it complied with this obligation.

6.6	Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for forty-five (45) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such forty-five (45) day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such forty-five (45) day period). Any such termination shall become effective at the end of such forty-five (45) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such forty-five (45) day period (or, if such default cannot be cured within such forty-five (45) day period, if the Breaching Party has commenced and diligently continued actions to cure such default). For the purposes of this Agreement, the following shall constitute a per se material breach:

(i)	except as may be approved by Licensor, if the Licensee knowingly provides the Documentation to a manufacturer and/or supplier of Pancreatin;

(ii)	in case of insolvency of either Party or if either Party should file a declaration of bankruptcy or enter into any arrangement or composition with their creditors or go into liquidation whether voluntarily or compulsory or if the other Party should generally assign its claims to his creditors.

Art. 7

Final Provisions

7.1	Amendments. No amendment or modification of the terms of this Agreement shall be binding on either Party unless in writing and signed by both Parties.

7.2	Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Licensee’s legal relationship under this Agreement to Licensor shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

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7.3	Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however, that each Party may assign this Agreement, in whole or in part, to any of its affiliates; and provided further, that each Party may assign this Agreement to a successor, which is not a Pancreatin manufacturer, to all or substantially all of its assets whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

7.4	Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

If to LICENSOR:	Nordmark Arzneimittel GmbH & Co. KG

Pinnaualle 4

25436 Uetersen

Germany

Attn: Head of Sales & Marketing

If to LICENSEE:	Eurand S.p.A.

Via Martin Luther King, 13

20060 Pessano con Bornago

Milan, Italy

Attn: General Counsel

or to such other address as the addressee shall have last furnished in writing in accordance with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

7.5

Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of

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this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws.

7.6	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.7	Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

7.8	Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitute the entire agreement between the Parties, and supersede all previous agreements and understandings between the Parties, whether written or oral, with respect to the within subject matter.

7.9	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either Party. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

7.10	Applicable Law. This Agreement is construed and will be governed by German law.

7.11	Dispute Resolution. Any dispute relating to this Agreement shall be resolved in accordance with the dispute resolution procedure set forth in Annex III.

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7.12	Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document; and such counterparts may be delivered to the other Party by facsimile.

Milan, Eurand S.p.A.	Uetersen Nordmark Arzneimittel GmbH & Co. KG

/s/ Gearoid M. Faherty	/s/ P. Tonne
Mr. Gearoid M. FAHERTY	Dr. P. Tonne
President and CEO	President

Date: 14th April 2008	Date: 10 April 2008

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ANNEX I

Drug Products and Territories

1. German Products

	Name	Marketing Authorization applicant/holder	Registration N°.	Territories
1.	Pankreatin Mikro- Eurand 20.000	Eurand*	6012523.00.00	Germany
2.	Pangrol® 10000	Berlin Chemie**§	6663835.00.00	Germany
3.	Pangrol® 25000	Berlin Chemie**§	3000917.00.00	Germany

2. Further Products

	Name	Marketing Authorization applicant/holder	Registration N°.	Territories
1.	Pankreolan 10000	Zentiva**		To be defined
2.	Pankrezym 25000	Zentiva**		To be defined
3.	Pangrol® 10000	Berlin Chemie**§		To be defined
4.	Pangrol® 25000	Berlin Chemie**§		To be defined
5.	Nutrizym 10	E Merck Ltd**	PL 0493/0157	UK
6.	Nutrizym 22	E Merck Ltd**	PL 0493/0158	UK
7.	Nutrizym 10,000	E Merck Ltd**	PA 54/64/2	Ire
8.	Nutrizym 22,000	E Merck Ltd**	PA 54/64/3	Ire
9	Pancrease HL capsules	Janssen Cilag Ltd**		UK NL

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3. Clinical trials

Trial Number	CRO	Territories

*	Ratiopharm’s MA transfer to Licensee on January 11 2008
**	Sublicensee
§	Berlin Chemie has already obtained the Documentation directly from the Licensor and all requests relevant to Drug Substances will be managed accordingly by Berlin Chemie.

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ANNEX II

Documentation

3.1	Module 3 Table of Contents
3.23	Body of Data
3.2.S	Drug Substance
3.2.S.1	General Information
3.2.S.1.1	Nomenclature
3.2.S.1.2	Structure
3.2.S.1.3	General Properties
3.2.S.2	Manufacture
3.2.S.2.1	Manufacturer(s)
3.2.S.2.2	Description of Manufacturing Process and Process Controls
3.2.S.2.3	Control of Materials
3.2.S.2.4	Controls of Critical Steps and Intermediates
3.2.S.2.5	Process Validation and/or evaluation
3.2.S.2.6	Manufacturing Process Development
3.2.S.3	Characterization
3.2.S.3.1	Elucidation of Structure and Other Characteristics
3.2.S.3.2	Impurities
3.2.S.4	Control of Drug Substance
3.2.S.4.1	Specification
3.2.S.4.2*	Analytical Procedures
3.2.S.4.2.1	Analytical Procedures - Overview
3.2.S.4.2.2	Identification Enzymatic Activity
3.2.S.4.2.3	Lipolytic Activity Assay, Ph. Eur.
3.2.S.4.2.4	Amylolytic Activity Assay, Ph. Eur.
3.2.S.4.2.5	Assay for Total Proteolytic Activity, Ph. Eur.
3.2.S.4.2.6	2-Propanol / GC Identification and Assay
3.2.S.4.2.7	§35 LMBG K 48.00 1 (Aflatoxins determination)
3.2.S.4.2.8	§35 LMBG K 15.03 1 (Ochratoxin A determination)
3.2.S.4.2.9	§35 LMBG 00.00 19/1 (Heavy Metals determination)
3.2.S.4.2.10	DIN EN ISO 17294-2 (Heavy Metals ICP-MS determination)

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3.2.S.4.2.11	§35 LMBG 00.00 19/4 (Mercury determination)
3.2.S.4.2.12	EU Directive 20021691EC (Dioxins determination)
3.2.S.4.2.13	§35 LMBG 00.00 34 (Pesticides determination)
3.2.S.4.3	Validation of Analytical Procedures
3.2.S.4.3.1	Validation of Analytical Procedures - Overview
3.2. S.4.3.2	Identification Enzymatic Activity
3.2.S.4.3.3	Assay for Lipolytic Activity, Ph. Eur.
3.2.S.4.3.4	Assay Amylolytic Activity, Ph. Eur.
3.2.S.4.3.5	Assay Total Proteolytic Activity, Ph. Eur.
3.2.S.4.3.6	Test on Purity Assay 2-Propanol / GC
3.2.S.4.4	Batch Analyses
3.2.S.4.5	Justification of Specification
3.2.S.5	Reference Standards or Materials
3.2.S.6	Container Closure System
3.2.S.7	Stability
3.2.S.7.1	Stability Summary and Conclusions
3.2.S.7.2	Post-approval Stability Protocol and Stability Commitment
3.2.S.7.3	Stability Data

3.2.A	Appendices
3.2.A.1	Facilities and Equipment
3.2.A.1.1	Facilities and Equipment Report - Drug Substance
3.2.A.2	Adventitious Agents Safety Evaluation
3.2.A.2.1	Adventitious Agents Safety Evaluation Report - Viral Safety

*	The Section 3.2.S.4.2 contains only tests which are not referred to as PHEURI-2 and PHEUR3-1 in Annex IV: “Reference Document: 3.2.S.4.1.1 Specification Pancreas Powder Ph. Eur.”.

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I

Module 2.3 Table of Contents
2.3.S	Drug Substance
2.3.S.1	General Information
2.3.S.2	Manufacture
2.3.S.3	Characterisation
2.3.S.4	Control of Drug Substance
2.3.S.5	Reference Standards or Materials
2.3.S.6	Container Closure System
2.3.S.7	Stability
2.3.A	Appendices
2.3.A.1	Facilities and Equipment
2.3.A.2	Adventitious Agents Safety Evaluation

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ANNEX III

Dispute Resolution Process

SELECTION OF ARBITRATORS. In the event that the Parties are unable to resolve a dispute within thirty (30) days after commencement of discussions between members of senior management, either party may submit the matter to binding arbitration in accordance with the procedures set forth in this Annex IlI. If a party intends to commence arbitration to resolve a dispute, such party shall provide written notice to the other party of such intention, and shall designate one arbitrator. Within ten (10) days of receipt of such notice, the other party shall designate in writing a second arbitrator. The two arbitrators so designated shall, within ten (10) days thereafter, designate a third arbitrator. The arbitrators so designated shall not be employees, consultants, officers, directors or shareholders of or otherwise associated with either party or an Affiliate of either party. Except as modified by the provisions of this Annex III, the arbitration shall be conducted in accordance with the then rules of commercial arbitration of and before the International Chamber of Commerce (ICC) in Zurich, Switzerland. The language of such arbitration shall be English and all notices and written submissions provided in such proceeding shall be in English.

WRITTEN PROPOSALS. Within thirty (30) days after the designation of the third arbitrator, the arbitrators and the Parties shall meet, at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue. Written submissions shall be limited to 30 pages of text (not including exhibits which may include copies of agreements, or extracts from books and records, but including testimony affidavits).

HEARING. The arbitrators shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals, to discuss each of the issues identified by the Parties. Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of any evidence. Unless otherwise determined by unanimous agreement of the arbitrators the hearing shall be concluded in one (1) day unless the arbitrators conclude by majority vote that the hearing should be extended to avoid working an injustice to one of the parties.

RULING. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in above. The arbitrators shall, by majority decision, select the ruling proposed by one of the Parties as the arbitrators’ ruling. The arbitrators’ ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon both Parties and may be enforced in a court of competent jurisdiction. The arbitrators may not award punitive or exemplary damages.

ARBITRATION COSTS. The arbitrators shall be paid a reasonable fee plus expenses, which fees and expenses shall be paid as designated by the arbitrators or if the arbitrators do not so designate, such costs shall be shared equally by the parties.

[*]	Confidential treatment requested.

ANNEX IV

Reference Document: 3.2.S.4.1.1 Specification Pancreas Powder Ph.Eur.

PANCREAS POWDER (PH.EUR.) - NORDMARK ARZNEIMITTEL - Page : 1/3

3.2.S.4.1	Specification

3.2.5.4.1.1	Pancreas Powder Ph. Eur.

Test Parameter	Specification	Test Method

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[*]	Confidential treatment requested.

Nordmark

PANCREAS POWDER (PH.EUR.) - NORDMARK ARZNEIMITTEL - PO

2 13

Test Parameter	Specification	Test Method

[*]

[*]	Confidential treatment requested.

Nordmark

PANCREAS POWDER (PH.EUR.) - NORDMARK ARZNEIMITTEL - PO

Pana: 313

Test Parameter	Specification	Test Method

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[*]	Confidential treatment requested.